Exhibit 99.3
The information included in this exhibit is presented for informational purposes only in connection with the change in reportable segments as described in the accompanying Form 8-K. The information included in this exhibit does not reflect events occurring after March 3, 2014, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”), and does not modify or update the disclosures included in the 2013 Form 10-K in any way, other than as required to reflect the change in reportable segments as described in the accompanying Form 8-K and as set forth in the exhibits attached thereto. You should therefore read this information in conjunction with the 2013 Form 10-K and in conjunction with our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which we filed on May 14, 2014.

ITEM 2.	PROPERTIES
We operate more than 35 domestic facilities and more than 100 international facilities, which aggregate in excess of 5 million square feet, including offices, warehouse space and manufacturing facilities. We maintain our corporate headquarters in Radnor, Pennsylvania for executive, financial, legal, information systems, marketing and other administrative activities. Our European executive, financial, legal, information systems, marketing and other administrative activities are in Darmstadt, Germany and Haasrode, Belgium. As of December 31, 2013, the following table sets forth information with respect to our principal distribution and other office facilities:

Location	Owned/Leased	Size		Type of Facility
Batavia, Illinois (1) *	Owned	360,000	sq. ft.	Distribution
Briare, France (2)	Owned/Leased	358,675	sq. ft.	Distribution/Repackaging and Mixing
Bridgeport, New Jersey (1)	Owned	369,475	sq. ft.	Distribution
Bruchsal, Germany (2)	Owned	218,906	sq. ft.	Distribution
Darmstadt, Germany (2)	Leased	58,007	sq. ft.	Offices
Debrecen, Hungary (2)	Leased	67,188	sq. ft.	Distribution/Repackaging and Mixing
Denver, Colorado (1)	Leased	130,091	sq. ft.	Distribution
Dublin, Ireland (2)	Leased	77,067	sq. ft.	Distribution
Franklin, Massachusetts (1)	Leased	55,486	sq. ft.	Distribution
Haasrode, Belgium (2)	Owned	201,447	sq. ft.	Offices/Distribution/Repackaging and Mixing
Karlskoga, Sweden (2)	Leased	129,167	sq. ft.	Distribution
Kelsterbach, Germany (2)	Leased	59,642	sq. ft.	Distribution
Lachine, Quebec, Canada (1)	Owned	235,000	sq. ft.	Distribution/Manufacturing/Offices
Llinars del Vallés, Spain (2)	Leased	72,955	sq. ft.	Distribution
Lutterworth, United Kingdom (2)	Leased	183,205	sq. ft.	Distribution
Manati, Puerto Rico (1)	Owned	130,450	sq. ft.	Distribution
Mexico City, Mexico (1)	Leased	63,948	sq. ft.	Distribution
Mississauga, Ontario, Canada (1)	Leased	110,194	sq. ft.	Distribution
Radnor, Pennsylvania (1)	Leased	149,858	sq. ft.	Offices
Rochester, New York (1)	Owned	339,600	sq. ft.	Distribution/Assembly/Offices
San Dimas, California (1)	Leased	52,800	sq. ft.	Distribution
Singapore (2)	Leased	74,034	sq. ft.	Distribution
Solon, Ohio (1)	Leased	175,815	sq. ft.	Distribution/Manufacturing/Offices
Sugar Land, Texas (1)	Leased	62,280	sq. ft.	Distribution
Suwanee, Georgia (1)	Leased	168,925	sq. ft.	Distribution
Tualatin, Oregon (1)	Leased	56,400	sq. ft.	Distribution
Visalia, California (1)	Owned	500,000	sq. ft.	Distribution
Wangara, Australia (1)	Leased	63,261	sq. ft.	Distribution/Manufacturing/Offices

*	Subject to a mortgage lien under the Senior Secured Credit Facility.

(1)	Americas

(2)	EMEA-APAC
We also lease various regional distribution centers and service facilities globally that support our sales and warehouse functions. For information regarding our lease commitments, see Note 16(a) under Item 8 — “Financial Statements and Supplementary Data” in Exhibit 99.6 of the accompanying Form 8-K.

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